Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2024, relating to the financial statements of Oshkosh Corporation and the effectiveness of Oshkosh Corporation's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oshkosh Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

November 18, 2024